SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

DIODES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	002-25577	95-2039518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4949 Hedgcoxe Road, Suite 200, Plano, TX		75024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 987-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On May 26, 2016, the Compensation Committee of the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”), in connection with its annual review of executive compensation, (i) determined the base salaries of the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers (collectively, the “NEOs”) effective June 1, 2016 and (ii) granted restricted stock units (“RSUs”) to such NEOs as follows:

Name and Position	Base Salary	RSUs (1)
Dr. Keh-Shew Lu	$641,500	110,000
President and Chief Executive Officer
Richard D. White	$389,500	26,000
Chief Financial Officer and Secretary
Mark A. King	$377,000	20,000
Senior Vice President, Sales and Marketing
Edmund Tang	$351,500	10,000
Vice President, Corporate Administration
Francis Tang	$344,000	12,000
Vice President, Worldwide Discrete Products

(1)

The RSUs were granted on May 26, 2016. Such RSUs will vest, in four equal annual installments, commencing May 26, 2017 and continuing thereafter on the following three anniversary dates of the first vesting date.

Board Compensation

On May 26, 2016, the Compensation Committee, in connection with its annual review of Board compensation, determined that Board compensation would remain unchanged.  For 2016, (i) the annual cash retainer for each non-employee director would be $80,000; (ii) the additional annual cash retainer for the chairman and all other members of the Audit Committee would be $20,000 and $10,000, respectively; and (iii) the annual awards of RSUs to the Chairman of the Board, the Vice Chairman of the Board and all other non-employee directors would be 21,500, 14,700 and 4,300 shares, respectively. The RSUs for 2016 were granted on May 26, 2016 and will vest in four equal annual installments, commencing May 26, 2017 and continuing thereafter on the following three anniversary dates of the first vesting date. There will be no other payments for any director activities, except for reimbursement for all costs and expenses incurred for attendance at Board meetings. The Board of the Company, however, may modify such compensation for each director in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2016	DIODES INCORPORATED

	By	/s/ Richard D. White
RICHARD D. WHITE
Chief Financial Officer